EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $3.1 Million in Net Income Available to Common Stockholders, a 78% Increase, for the Quarter Ended September 30, 2015

BOWIE, Md., Oct. 15, 2015 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (NASDAQ:OLBK), the parent company of Old Line Bank, reported net income available to common stockholders increased $1.4 million, or 78.38% to $3.1 million for the three months ended September 30, 2015, compared to net income of $1.7 million for the three months ended September 30, 2014. Earnings were $0.30 per basic and $0.29 per diluted common share for the three months ended September 30, 2015, compared to $0.16 per basic and diluted common share for the same period in 2014. The increase in net income is primarily the result of a $1.6 million increase in net interest income, a $292 thousand decrease in the provision for loan losses and a $582 thousand increase in non-interest income, partially offset by a $122 thousand increase in non-interest expenses. Net income was $8.4 million for the nine months ended September 30, 2015, compared with $5.3 million for the same nine month period last year, an increase of $3.1 million, or 58.27%. Earnings were $0.80 per basic and $0.78 per diluted common share for the nine months ended September 30, 2015 compared to $0.50 per basic share and $0.49 per diluted common share for the same period last year. The increase in net income is primarily the result of increases of $3.2 million in net interest income and $615 thousand in non-interest income and a decrease of $1.5 million in the provision for loan losses offsetting an increase of $57 thousand in non-interest expenses. The current year decrease in the provision for loan losses is primarily attributable to one large commercial credit that was sold at foreclosure.

Total assets at September 30, 2015 increased by $103.9 million compared to December 31, 2014. Total net loans held-for-investment increased $31.2 million, or 3.10%, during the three month period ended September 30, 2015 and $113.3 million, or 12.23%, during the nine month period ended September 30, 2015. Non-performing assets decreased to 0.36% of total assets at September 30, 2015 compared to 0.65% at December 31, 2014.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. stated: "We are pleased to report strong earnings for the third quarter and nine months ending September 30, 2015. We continue to concentrate on building our loan and deposit portfolios while maintaining our asset quality. We had loan growth of 3.10% for the quarter and a strong growth of 12.23% for the nine months ending September 30, 2015. Our deposits grew 0.57% and 7.37% for the three and nine month periods ending September 30, 2015 to $1.1 billion at September 30, 2015 from $1.0 billion at December 31, 2014."

Mr. Cornelsen also noted that on August 5, 2015, Old Line Bancshares entered into an Agreement and Plan of Merger (the "Merger Agreement") with Regal Bancorp, Inc. ("Regal"), the parent company of Regal Bank & Trust, headquartered in Owings Mills, Maryland ("Regal Bank"). We are awaiting regulatory and Regal stockholder approval for the merger to proceed. We believe this a good opportunity to expand our footprint and develop new loan and deposit relationships. We are extremely pleased to be joining with Regal Bancorp, an organization that shares our community banking vision, and believe the acquisition is a great opportunity to generate increased earnings and to increase returns for the stockholders of both entities, and to enter new markets in Baltimore and Carroll Counties.

HIGHLIGHTS:

  Net loans held-for-investment increased $31.2 million, or 3.10%, and $113.3 million, or 12.23%, for the three and nine months ended September 30, 2015, to $1.0 billion at September 30, 2015 compared to $926.6 million at December 31, 2014, as a result of organic growth within our surrounding market area.
  Total assets increased $103.9 million, or 8.46%, since December 31, 2014.
  Non-performing assets decreased to 0.36% of total assets at September 30, 2015 compared to 0.65% at December 31, 2014 and 0.70% at September 30, 2014.
  The net interest margin during the three months ended September 30, 2015 was 4.07% compared to 3.97% for the same period in 2014. Total yield on interest earning assets increased to 4.49% for the three months ending September 30, 2015, compared to 4.33% for the same three month period last year. Interest expense as a percentage of total interest-bearing liabilities was 0.55% for the three months ended September 30, 2015 compared to 0.47% for the same three month period of 2014.
  The net interest margin for the nine months ended September 30, 2015 was 3.97% compared to 4.03% for the same nine month period in 2014. Total yield on interest earning assets increased to 4.37% for the nine months ending September 30, 2015, compared to 4.42% for the same nine month period last year. Interest expense as a percentage of total interest-bearing liabilities increased to 0.53% for the nine months ended September 30, 2015 compared to 0.49% for the same nine month period of 2014.
  The third quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.93% and 8.87%, respectively, compared to ROAA and ROAE of 0.57% and 5.22%, respectively, for the third quarter of 2014.
  The ROAA and ROAE were 0.87% and 8.19%, respectively, for the nine months ended September 30, 2015 compared to ROAA and ROAE of 0.60% and 5.53%, respectively, for the nine months ending September 30, 2014.
  Total deposits grew by $74.8 million, or 7.37%, since December 31, 2014.
  We ended the third quarter of 2015 with a book value of $13.13 per common share and a tangible book value of $12.02 per common share compared to $12.51 and $11.38, respectively, at December 31, 2014.
  We maintained liquidity and by all regulatory measures remained "well capitalized."
  On August 5, 2015, Old Line Bancshares entered into Merger Agreement with Regal, which provides for the merger of Regal with and into Old Line Bancshares, with Old Line Bancshares continuing as the surviving entity (the "Merger"). Immediately following the consummation of the Merger, Regal Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland, will merge with and into Old Line Bank, with Old Line Bank continuing as the surviving bank. The Merger Agreement was approved by the Board of Directors of each of Old Line Bancshares and Regal, and the Regal's stockholders are scheduled to vote on approval of the Merger Agreement and the Merger on November 20.

On February 25, 2015, Old Line Bancshares, Inc.'s board of directors approved the repurchase of up to 500,000 shares of our outstanding common stock. As of September 30, 2015, 339,237 shares have been repurchased at an average price of $15.73 per share. Any repurchased shares become authorized but unissued shares.

Total assets at September 30, 2015 increased $103.9 million from December 31, 2014 primarily due to an increase of $113.3 million in loans held-for-investment and $5.2 million in cash and cash equivalents, offsetting a decrease of $10.2 million in our investment portfolio.

Nonperforming assets, which include non-accrual loans, foreclosed real estate and troubled debt restructured loans, decreased 29 basis points from 0.65% of total assets at December 31, 2014 to 0.36% of total assets at September 30, 2015.

Deposit growth for the nine months ended September 30, 2015 consisted of increases in interest bearing deposits of $56.4 million and non-interest bearing deposits of $18.4 million.

The increase in net income for the three months ending September 30, 2015 compared to the three months ending September 30, 2014, as noted above, was primarily the result of a $1.6 million, or 15.69%, increase in net interest income, a $292 thousand, or 52.52%, decrease in the provision for loan losses and an increase of $582 thousand, or 46.04% in non-interest income, partially offset by a $122 thousand increase in non-interest expenses. The increase in net income for the nine months ending September 30, 2015 compared to the nine months ending September 30, 2014, as noted above, was primarily the result of a $3.2 million, or 10.33%, increase in net interest income, a $1.5 million decrease in the provision for loan losses and a $615 thousand, or 13.48%, increase in non-interest income, offsetting an increase of $57 thousand in non-interest expenses.

Average interest bearing liabilities for the three month period ending September 30, 2015 increased $86.1 million compared to the same period of 2014. Average interest bearing liabilities for the nine month period ending September 30, 2015 increased $67.3 million compared to the same period of 2014. The average rate paid on such liabilities increased to 0.55% and 0.53%, respectively, for the three and nine months ending September 30, 2015 compared to 0.47% and 0.49% for the comparable 2014 periods.

Net interest margin for the three months ended September 30, 2015 increased to 4.07% from 3.97% during the three months ending September 30, 2014.  The net interest margin for the nine months ended September 30, 2015 decreased to 3.97% from 4.03% during the nine months ending September 30, 2014. The net effect of fair value accretion/amortization on acquired loans also affects the net interest margin and net interest income. The fair value accretion/amortization is recorded on pay downs during the period recognized. Payoffs increased during the three months ending September 30, 2015 contributing an 18 basis point increase, as compared to a negative impact of nine basis points for the three months ending September 30, 2014. The fair value accretion recorded on acquired deposits affects interest expense. The amount of the accretion on such deposits during the three months ended September 30, 2015 decreased by four basis points as compared to the same three month period last year.

Net interest income increased for the three and nine month periods ending September 30, 2015 compared to the same periods in 2014 primarily due to increases in the interest recognized on loans offsetting the increases in interest expense.  Loan interest income increased for the three and nine month periods ending September 30, 2015 primarily due to organic growth in our loan portfolio.  Interest expense increased due to  increases in both our borrowings and the rate on such borrowings.  Our average interest bearing deposits and average rates paid on these deposits increased for both the three and nine month period ending September 30, 2015.

The provision for loan losses decreased for the three and nine month periods ending September 30, 2015 compared to the same periods last year. The decrease for the three month period is the result of our continued improvements in asset quality. The decrease for the nine month period is the result of a provision for $1.4 million that was recognized during the second quarter last year for one commercial loan that was sold at foreclosure during the third quarter of last year, in addition to continued improvements in asset quality, as noted above.

Non-interest income increased for the three month period ending September 30, 2015 compared to the same period of 2014 primarily as a result of increases of $291 thousand in other fees and commissions and $328 thousand on earnings on marketable loans, offsetting the decrease of $42 thousand in service charges on deposit accounts. Other fees and commissions increased primarily due to a gain of $153 thousand received during the third quarter of 2015 as a result of selling our credit card portfolio.  The increase in earnings on marketable loans is due to the gains recorded on the sale of $23.4 million in residential mortgage loans sold in the secondary market during the three months ending September 30, 2015 as compared to $16.2 Million in the 2014 period. Service charges on deposit accounts decreased as a result of lower overdraft and ATM fees compared to the same three month period last year. Non-interest income also increased for the nine month period ending September 30, 2015 compared to the same nine months last year. The increase is primarily the result of a $1.0 million increase in earnings on marketable loans, offsetting decreases of $123 thousand in other fees and commissions and $130 thousand in service charges on deposit accounts. The increase in earnings on marketable loans for the nine months ending September 30, 2014 is due to the gains recorded on the sale of $78.0 million in residential mortgage loans sold in the secondary market compared to sales of $36.3 million for the same nine month period last year.

Non-interest expenses increased $122 thousand for the three month period ending September 30, 2015 compared to the same period of 2014 primarily as a result of a decrease in the gain the sale of other real estate owned and an increase in occupancy expense, partially offset by a decrease in salaries and benefits. Earnings on the sale of other real estate owned decreased during the three month period ending September 30, 2015 with gains of $115 thousand on an acquired property that was previously charged off compared to gains of $261 thousand on the sale of four properties for the same three month period last year. Occupancy and equipment expenses increased as a result of additional space at our Rockville location and additional space occupied by Old Line Bank at the Pointer Ridge location for our support staff. Salaries and benefits decreased approximately $152 thousand due to lower costs associated with loan origination fees for the 2015 period compared to the same period last year.

Non-interest expenses increased $57 thousand for the nine month period ending September 30, 2015 compared to the same nine month period last year.  Salaries and benefits decreased due to severance payments in the 2014 period that were associated with merger related staffing reductions. Occupancy and equipment expenses decreased for the nine month period as a result of the closure of four of our branches on December 31, 2014.  Losses on the sale of four other real estate owned properties during the nine months ended September 30, 2015 resulted in a net loss of $29 thousand compared to a net gain of $543 thousand on the sale of nine properties for the comparable nine month period last year. Other operating expenses increased $271 thousand primarily as a result of increase in our marketing and advertising due to an enhanced ongoing marketing campaign during the 2015 period. Data processing costs increased due to enhancements in our data processing environment.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area. In connection with the Merger, Old Line Bancshares has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of Old Line Bancshares common stock to be issued to the stockholders of Regal. The registration statement includes a proxy statement/prospectus that will be sent to the stockholders of Regal seeking their approval of the Merger. In addition, Old Line Bancshares may file other relevant documents concerning the Merger with the SEC.

Stockholders of Regal are urged to read the registration statement on Form S-4 and the proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the Merger because they contain and will contain important information about Old Line Bancshares and the Merger.  Stockholders of Regal may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov or by accessing Old Line Bancshares' website at http://www.oldlinebank.com under "Investor Relations – SEC Filings." The information on these websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings that Old Line Bancshares makes with the SEC.  Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Regal Bancorp, Inc., 11436 Cronhill Drive, Owings Mills, Maryland 21117, Attention: G. Bradley Sanner (telephone: (443) 334-4700).

Regal and its directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Regal in connection with the Merger. Information regarding the interests of these participants and other persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies with respect to the Merger is set forth in the proxy statement/prospectus as filed with the SEC.

The statement in this press release regarding the anticipated impact of the merger on Old Line Bancshares and the opportunity to generate increased earnings and returns for stockholders of both entities constitutes a "forward-looking statement" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: (1) the businesses of Regal may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected timeframe; (3) revenues following the Merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the Merger; (5) the ability to obtain required regulatory and stockholder approvals; (6) the ability to complete the Merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (7) deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally; (8) continued increases in the unemployment rate in our target markets changes in interest rates; (9) changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impact our business; (10) deterioration in economic conditions or a slowdown in the recovery in our target markets or nationally; (11) sustained high levels of or increases in the unemployment rate in our target markets; (11) the actions of our competitors and our ability to successfully compete, in particular in new market areas; (12) changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, and (13) other risk factors detailed from time to time in filings made by Old Line Bancshares with the SEC. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014 (1)	September 30, 2014
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$ 29,107,355	$ 40,494,305	$ 37,061,793	$ 23,572,613	$ 42,266,194
Interest bearing accounts	1,147,181	1,034,085	1,080,570	1,230,864	30,396
Federal funds sold	362,726	331,178	624,888	601,259	533,612
Total cash and cash equivalents	30,617,262	41,859,568	38,767,251	25,404,736	42,830,202
Investment securities available for sale	151,522,391	151,179,573	158,380,719	161,680,198	163,535,833
Loans held for sale	5,624,444	6,361,652	8,692,297	4,548,106	5,735,282
Loans held for investment, less allowance for loan losses of $4,453,714 and $4,281,835 for September 30, 2015 and December 31, 2014.	1,039,867,945	1,008,618,046	963,706,538	926,573,488	883,905,233
Equity securities at cost	3,671,895	3,565,596	3,353,096	5,811,697	4,304,197
Premises and equipment	33,948,846	33,786,623	33,874,131	34,300,375	34,366,258
Accrued interest receivable	3,223,748	3,341,570	3,172,615	3,218,428	3,002,457
Deferred income taxes	12,734,261	13,108,799	12,506,347	16,106,498	19,843,857
Current income taxes receivable	--	1,198,299	1,312,872	--	--
Bank owned life insurance	32,071,875	31,856,947	31,643,001	31,429,747	31,214,396
Other real estate owned	1,948,625	1,215,690	1,600,015	2,451,920	2,699,846
Goodwill	7,793,665	7,793,665	7,793,665	7,793,665	7,793,665
Core deposit intangible	3,822,953	4,016,913	4,210,679	4,420,796	4,633,766
Other assets	4,530,443	4,127,881	6,087,688	3,779,350	4,128,206
Total assets	$ 1,331,378,353	$ 1,312,030,822	$ 1,275,100,914	$ 1,227,519,004	$ 1,207,993,198

Deposits
Non-interest bearing	$ 279,339,255	$ 275,953,182	$ 269,733,047	$ 260,913,521	$ 247,291,192
Interest bearing	811,186,492	808,460,674	781,718,574	754,825,885	772,344,384
Total deposits	1,090,525,747	1,084,413,856	1,051,451,621	1,015,739,406	1,019,635,576
Short term borrowings	85,695,507	76,722,442	71,236,281	61,002,889	35,558,734
Long term borrowings	5,903,665	5,931,298	5,958,485	5,987,283	6,017,844
Accrued interest payable	357,691	322,926	284,444	266,023	241,740
Supplemental executive retirement plan	5,276,167	5,222,669	5,162,732	5,095,141	5,069,745
Income taxes payable	379,247	--	--	485,435	3,406,234
Other liabilities	4,967,326	3,457,441	3,420,900	3,416,190	4,557,087
Total liabilities	1,193,105,350	1,176,070,632	1,137,514,463	1,091,992,367	1,074,486,960

Stockholders' equity
Common stock	105,131	105,745	107,551	108,110	107,864
Additional paid-in capital	100,614,804	101,500,434	104,313,092	105,235,646	104,900,904
Retained earnings	36,935,945	34,353,501	32,281,404	30,067,798	28,826,765
Accumulated other comprehensive income (loss)	359,840	(253,879)	630,791	(147,250)	(589,650)
Total Old Line Bancshares, Inc. stockholders' equity	138,015,720	135,705,801	137,332,838	135,264,304	133,245,883
Non-controlling interest	257,283	254,389	253,613	262,333	260,355
Total stockholders' equity	138,273,003	135,960,190	137,586,451	135,526,637	133,506,238
Total liabilities and stockholders' equity	$ 1,331,378,353	$ 1,312,030,822	$ 1,275,100,914	$ 1,227,519,004	$ 1,207,993,198
Shares of basic common stock outstanding	10,513,025	10,574,439	10,755,017	10,810,930	10,786,370

(1) Financial information at December 31, 2014 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2015	2015	2015	2014 (1)	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$ 12,202,174	$ 11,500,630	$ 11,599,390	$ 10,556,729	$ 10,232,684	$ 35,302,194	$ 31,166,655
Investment securities and other	805,172	835,594	886,084	939,602	885,324	2,526,850	2,940,261
Total interest income	13,007,346	12,336,224	12,485,474	11,496,331	11,118,008	37,829,044	34,106,916
Interest expense
Deposits	1,118,092	1,021,560	910,957	799,716	850,964	3,050,609	2,601,906
Borrowed funds	141,009	159,707	134,716	119,214	111,693	435,432	378,887
Total interest expense	1,259,101	1,181,267	1,045,673	918,930	962,657	3,486,041	2,980,793
Net interest income	11,748,245	11,154,957	11,439,801	10,577,401	10,155,351	34,343,003	31,126,123
Provision for loan losses	263,595	85,658	561,731	458,114	555,134	910,984	2,369,183
Net interest income after provision for loan losses	11,484,650	11,069,299	10,878,070	10,119,287	9,600,217	33,432,019	28,756,940
Non-interest income
Service charges on deposit accounts	442,225	441,382	415,202	475,120	483,865	1,298,809	1,428,943
Gain on sales or calls of investment securities	604	3,924	60,694	--	--	65,222	129,911
Gain on sale of stock	--	--	--	--	--	--	96,993
Earnings on bank owned life insurance	250,950	249,421	248,384	249,967	248,259	748,755	738,237

Gains (losses) on disposal of assets	--	--	19,975	(48,051)	--	19,975	17,919
Earnings on marketable loans	457,613	500,865	585,984	290,269	129,498	1,544,462	527,478
Other fees and commissions	692,106	325,028	485,299	395,953	400,713	1,502,433	1,625,314
Total non-interest income	1,843,498	1,520,620	1,815,538	1,363,258	1,262,335	5,179,656	4,564,795
Non-interest expense
Salaries & employee benefits	4,407,726	4,331,572	4,178,896	4,274,962	4,559,711	12,918,194	13,527,562
Occupancy & Equipment	1,478,740	1,338,660	1,399,877	1,878,052	1,367,808	4,217,277	4,390,541
Data processing	350,941	367,190	352,060	352,956	368,717	1,070,191	987,919
Merger and integration	--	--	--	--	--	--	29,167
Core deposit amortization	193,960	193,766	210,117	212,970	212,970	597,843	653,734
(Gains) losses on sales of other real estate owned	(114,709)	9,169	134,754	(155,148)	(260,533)	29,214	(542,728)
OREO expense	158,983	75,552	120,201	199,094	159,238	354,736	354,963
Other operating	2,132,067	2,477,041	2,257,235	2,257,866	2,078,155	6,866,343	6,595,558
Total non-interest expense	8,607,708	8,792,950	8,653,140	9,020,752	8,486,066	26,053,798	25,996,716

Income before income taxes	4,720,440	3,796,969	4,040,468	2,461,793	2,376,486	12,557,877	7,325,019
Income tax expense	1,605,586	1,195,273	1,295,035	679,154	636,239	4,095,894	2,014,950
Net income	3,114,854	2,601,696	2,745,433	1,782,639	1,740,247	8,461,983	5,310,069
Less: Net income (loss) attributable to the noncontrolling interest	2,894	776	(8,720)	1,978	(4,299)	(5,050)	(39,568)
Net income available to common stockholders	$ 3,111,960	$ 2,600,920	$ 2,754,153	$ 1,780,661	$ 1,744,546	$ 8,467,033	$ 5,349,637
Earnings per basic share	$ 0.30	$ 0.25	$ 0.25	$ 0.17	$ 0.16	$ 0.80	$ 0.50
Earnings per diluted share	$ 0.29	$ 0.24	$ 0.25	$ 0.16	$ 0.16	$ 0.78	$ 0.49
Dividend per common share	$ 0.05	$ 0.05	$ 0.05	$ 0.05	$ 0.05	$ 0.15	$ 0.13
Average number of basic shares	10,544,357	10,617,225	10,807,366	10,792,544	10,785,881	10,655,375	10,783,818
Average number of dilutive shares	10,685,306	10,759,628	10,899,030	10,941,002	10,921,555	10,792,821	10,937,720

(1) Financial information at December 31, 2014 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	9/30/2015		6/30/2015		3/31/2015		12/31/2014		9/30/2014
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Assets:
Int. Bearing Deposits	$ 1,754,437	0.05%	$ 914,076	0.08%	$ 593,602	0.12%	$ 2,902,672	0.20%	$ 3,896,273	0.17%
Investment Securities (2)	154,931,599	2.56%	161,858,721	2.56%	164,560,281	2.70%	168,069,134	2.40%	159,259,044	2.94%
Loans	1,036,066,492	4.76%	1,002,896,056	4.70%	954,873,037	5.02%	905,241,954	4.78%	897,381,372	4.57%
Allowance for Loan Losses	(4,567,326)		(4,576,511)		(4,498,086)		(2,570,097)		(6,422,492)
Total Loans Net of allowance	1,031,499,166	4.78%	998,319,545	4.72%	950,374,951	5.04%	902,671,857	4.79%	890,958,880	4.60%
Total interest-earning assets	1,188,185,202	4.49%	1,161,092,342	4.42%	1,115,528,834	4.70%	1,073,643,663	4.42%	1,054,114,197	4.33%
Noninterest bearing cash	39,141,171		37,463,216		34,422,919		38,925,730		42,071,667
Other Assets	99,737,905		99,548,767		102,782,917		107,033,944		109,199,887
Total Assets	$ 1,327,064,278		$ 1,298,104,325		$ 1,252,734,670		$ 1,219,603,337		$ 1,205,385,751

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$ 813,731,631	0.55%	$ 765,327,795	0.54%	$ 772,838,785	0.48%	$ 767,241,928	0.41%	$ 776,032,831	0.44%
Borrowed Funds	87,448,890	0.64%	117,595,112	0.54%	72,721,100	0.75%	50,442,530	0.94%	39,031,131	1.14%
Total interest-bearing liabilities	901,180,521	0.55%	882,922,907	0.54%	845,559,885	0.50%	817,684,458	0.45%	815,063,962	0.47%
Noninterest bearing deposits	278,650,167		269,427,296		262,926,103		255,002,560		247,346,466
	1,179,830,688		1,152,350,203		1,108,485,988		1,072,687,018		1,062,410,428

Other Liabilities	8,422,924		7,866,395		9,009,800		11,057,397		10,072,582
Noncontrolling Interest	256,636		252,293		258,240		261,545		262,435
Stockholder's Equity	138,554,030		137,635,434		134,980,642		135,597,377		132,640,306
Total Liabilities and Stockholder's Equity	$ 1,327,064,278		$ 1,298,104,325		$ 1,252,734,670		$ 1,219,603,337		$ 1,205,385,751

Net interest spread		3.93%		3.88%		4.20%		3.97%		3.86%
Net interest income and Net interest margin(1)	$ 12,184,339	4.07%	$ 11,602,656	4.01%	$ 11,891,497	4.32%	$ 11,034,119	4.08%	$ 10,545,444	3.97%

(1) Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See "Reconciliation of Non-GAAP Measures."
(2) Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending September 30, 2015 compared to a negative impact for the three month period ending September 30, 2014. Fair value accretion for the current quarter and prior four quarter are as follows:

	9/30/2015		6/30/2015		3/31/2015		12/31/2014		9/30/2014
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$ 18,940	0.01%	$ (3,114)	(0.00)%	$ 8,690	0.00%	$ (969)	(0.00)%	$ (16,219)	(0.01)%
Mortgage loans (1)	514,073	0.17	35,386	0.01	589,266	0.21	24,779	0.01	(278,619)	(0.10)
Consumer loans	3,771	0.00	4,298	0.00	11,390	0.00	6,686	0.00	4,209	0.00
Interest bearing deposits	38,091	0.01	37,677	0.01	37,263	0.01	110,503	0.04	131,837	0.05
Total Fair Value Accretion (Amortization)	$ 574,875	0.19%	$ 74,247	0.02%	$ 646,609	0.22%	$ 140,999	0.05%	$ (158,792)	(0.06)%

(1) Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	9/30/2015		6/30/2015		3/31/2015		12/31/2014		9/30/2014
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$ 11,748,245	3.93%	$ 11,171,187	3.86%	$ 11,461,904	4.17%	$ 10,577,401	3.91%	$ 10,155,351	3.82%
Tax equivalent adjustment
Federal funds sold	--	--	1	0.00	1	0.00	1	0.00	--	--
Investment securities	193,491	0.06	195,785	0.07	200,498	0.07	343,280	0.13	294,770	0.11
Loans	242,602	0.08	235,683	0.08	229,094	0.08	113,437	0.04	95,323	0.04
Total tax equivalent adjustment	436,093	0.14	431,469	0.15	429,593	0.15	456,718	0.17	390,093	0.15
Tax equivalent interest yield	$ 12,184,338	4.07%	$ 11,602,656	4.01%	$ 11,891,497	4.32%	$ 11,034,119	4.08%	$ 10,545,444	3.97%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Acquired Loans(1)
Period End Loan Balance	$ 152,004	$ 164,300	$ 171,527	$ 173,659	$ 186,896
Deferred Costs	--	--	--	10	9
Accruing	150,702	161,495	165,956	167,704	183,094
Non-accrual(2)	1,302	2,546	2,518	1,958	1,291
Accruing 30-89 days past due	603	2,102	3,053	3,687	1,569
Accruing 90 or more days past due	214	--	--	310	942
Other real estate owned	1,524	741	1,125	1,977	2,225
Net charge offs (recoveries)	225	320	(16)	52	316

Legacy Loans(3)
Period End Loan Balance	$ 891,407	$ 847,499	$ 795,532	$ 749,968	$ 699,833
Deferred Costs	1,270	1,255	1,283	1,283	1,048
Accruing	889,364	845,391	793,576	746,376	692,854
Non-accrual	773	853	1,105	3,249	3,263
Accruing 30-89 days past due	2,630	1,199	851	343	3,411
Accruing 90 or more days past due	203	--	--	--	305
Other real estate owned	425	475	475	475	475
Net charge offs (recoveries)	20	(34)	224	(4)	2,691

Allowance for loan losses as % of held for investment loans	0.43%	0.44%	0.48%	0.46%	0.44%
Allowance for loan losses as % of legacy held for investment loans	0.50%	0.52%	0.59%	0.57%	0.55%
Allowance for loan losses as % of acquired held for investment loans	2.93%	2.70%	2.60%	2.38%	2.07%
Total non-performing loans as a % of held for investment loans	0.46%	0.49%	0.37%	0.56%	0.96%
Total non-performing assets as a % of total assets	0.36%	0.38%	0.44%	0.65%	0.70%

(1) Acquired loans represent all loans acquired on April 1, 2011 from MB&T and on May 10, 2013 from WSB. We originally recorded these loans at fair value upon acquisition.
(2) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement. At acquisition, we recorded these loans at fair value. Until the December 31, 2013 quarter, we recognized interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows. In the fourth quarter of 2013, we are no longer recording interest on these loans that were not purchased as credit impaired.
(3) Legacy loans represent total loans excluding loans acquired on April 1, 2011 and May 10, 2013.
CONTACT: ELISE HUBBARD
         CHIEF FINANCIAL OFFICER
         (301) 430-2560